Exhibit 99.1

SOHU.com Reports Second Quarter 2005 Unaudited Financial Results

Second Quarter Revenues of US$25.9 million; Search Revenue Growth of 14% Quarter-on-

Quarter; Net Income of US$0.18 Per Fully Diluted Share

BEIJING, CHINA, July 28, 2005 - SOHU.COM Inc. (Nasdaq: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, reported unaudited financial results for the second quarter ended June 30, 2005.

Business Highlights

Highlights for the second quarter 2005:

•	Total revenues of US$25.9 million, within high end of company guidance

•	Advertising revenues of US$17.0 million, a 27% year-on-year and 14% quarter-on-quarter improvement

•	Non-advertising revenues of US$8.9 million, with wireless revenue up 7% quarter-on-quarter, reflecting a continuing recovery in the company’s wireless business

•	Net profit of US$7.1 million or US$0.18 per fully diluted share, meeting company guidance

•	The closing on May 31, 2005 of the acquisition of Go2Map, a leading online mapping services provider

“We are pleased to report a solid performance in our top and bottom line for the second quarter with healthy growth in our brand advertising, a strong uptake in our search revenue as traffic on our search engine SoGou shows rapid growth, and the recovery of our wireless business well on track,” said Charles Zhang, Chairman and CEO of SOHU.

Business Results

Revenues for the second quarter ended June 30, 2005 totaled US$25.9 million, compared to revenues of US$23.7 million for the first quarter ended March 31, 2005, and US$27.3 million for the second quarter ended June 30, 2004. Gross margin of 67% in Q2 2005 was down slightly from 68% in the previous quarter and slightly up from 66% in Q2 2004. Net income for the second quarter of 2005 was US$7.1 million or US$0.18 per fully diluted share. This compares to net income of US$5.7 million or US$0.15 per fully diluted share for the first quarter of 2005 and US$9.9 million or US$0.25 per fully diluted share for the second quarter of 2004.

SOHU’s advertising revenues for the second quarter of 2005 totaled US$17.0 million, a 27% year-on-year improvement and 14% increase quarter-on-quarter. Advertising revenues, consisting of US$13.9 million in brand advertising and US$3.1 million in sponsored search, accounted for 66% of total revenues in the second quarter of 2005. Advertising gross margin was 75%, compared to 76% in Q1 2005 and 75% in Q2 2004.

For the second quarter of 2005 SOHU’s non-advertising revenues, which are derived from wireless value-added services, online games and e-commerce, decreased by 36% year-on-year but stayed unchanged quarter-on-quarter at US$8.9 million, representing 34% of total revenues. The year-on-year decline was caused primarily by a reduction in wireless revenue of 44% year-on-year. Wireless revenue posted its second consecutive quarter of sequential growth, however, increasing 7% over the first quarter, reflecting a continuing recovery in SOHU’s wireless business. Online games revenue was unchanged compared to the first quarter. A decline in e-commerce revenue due to a change in the company’s e-commerce business model offset the growth in wireless revenue, resulting in overall flat quarter-on-quarter non-advertising revenue. Non-advertising gross margin was 53% compared to 55% in Q1 2005 and 58% in Q2 2004, mostly due to Unicom’s increasing its percentage share of SMS revenue and charging additional service fees for its marketing services.

For the second quarter of 2005, SOHU’s operating expenses totaled US$10.7 million, largely unchanged quarter-on-quarter, but an increase of 27% year-on-year. Operating profit margin of 26% was up from 23% in Q1 2005 and down from 35% in the second quarter last year. The year-on-year increase in operating expenses is mostly due to SOHU’s investment in long-term growth opportunities, the rise in sales and marketing spending, and the consolidation of operating expenses from the wireless services provider Goodfeel that SOHU acquired in May 31 2004 and the mapping services provider Go2Map that SOHU acquired in May 31 2005.

In July 2005, SOHU launched the beta version of a casual game platform with nine internally developed casual games. The company intends to build a substantial user base before considering ways to monetize this casual games platform.

“We are pleased to see SOHU’s improved operational results as we continue to invest in our in-house research and development program and look into strategic opportunities to leverage the Company’s organic growth and drive long-term shareholder value based on sustainable growth in China’s Internet opportunity,” Carol Yu, SOHU’s Chief Financial Officer, said.

At June 30, 2005, SOHU’s cash, cash equivalents and investments in marketable debt securities balance was US$124.8 million.

Business Outlook

SOHU estimates total revenues for the third quarter 2005 to be between US$26.5 million and US$28.5 million, with advertising revenues of US$17.5 million to US$18.5 million and non-advertising revenues of US$9.0 million to US$10.0 million. Third quarter earnings per fully diluted share are expected to be between US$0.18 and US$0.22.

Note to the Financial Information

The financial information in this press release is extracted from SOHU’s unaudited financial statements prepared in accordance with generally accepted accounting principles in the United States.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected the Business Outlook will not be updated until the release of SOHU’s next quarterly earnings announcement; however, SOHU reserves the right to update its Business Outlook at any time for any reason.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses and limited operating history, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in SOHU’s quarterly operating results, and the company’s reliance on online advertising sales, wireless services (most wireless revenues are collected from a few mobile telecom operators), online games and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s annual report on Form 10-K for the year ended December 31, 2004, Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and other filings with the Securities and Exchange Commission.

Conference Call

SOHU’s management team will host a conference call at 9:00 PM EST, July 27, 2005 (or 9:00 AM on July 28, 2005 in the Beijing/Hong Kong time zone) following the quarterly results announcement.

To listen to the conference call, please use the dial in numbers below:

CHINA Netcom Toll Free Number: 10800-852-0824

CHINA Telecom Toll Free Number: 10800-152-0824

HONG KONG Toll Number: +852-2258-4102

USA Toll Number: +1-210-795-0495

USA Backup Number: 1-210-795-0505

PASSCODE: 7515726

The conference call will be available on web cast live and replayed at: http://www.sohu.com/about/English/conference.htm

About SOHU

SOHU.COM Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. SOHU has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; leading online mapping service provider www.go2map.com; the #1 online alumni club www.chinaren.com; the #1 games information portal www.17173.com; the top real estate website www.focus.cn; and wireless value-added services provider www.goodfeel.com.cn. This network of web properties offers the vast SOHU user community very broad choices regarding information, entertainment, communication and commerce.

SOHU corporate services consist of online advertising on its matrix of websites as well as paid listing and bidding listing on its in-house developed search directory and engines. SOHU also offers three types of consumer services. SOHU offers wireless value-added services such as news, information, ringtone and picture content sent over mobile phones. The company also operates two massively multi-player online role-playing games as well as a casual game platform, and manages an e-commerce platform.

SOHU.COM, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its ninth year of operation.

For further information:

Dahlia Wei

SOHU Investor Relations and Communications

Tel: +86 10 6272 6598

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	Jun. 30, 2005	Mar. 31, 2005	Jun. 30, 2004	Jun. 30, 2005	Jun. 30, 2004
Revenues:
Advertising
Brand advertising	$13,859	$12,124	$10,950	$25,983	$19,943
Sponsored search	3,105	2,731	2,432	5,836	4,453

Subtotal of advertising revenues	16,964	14,855	13,382	31,819	24,396

Non-advertising:
Wireless	6,360	5,959	11,316	12,319	23,561
E-commerce	841	1,265	1,370	2,106	2,689
Others	1,714	1,646	1,199	3,360	2,556

Subtotal of non-advertising revenues	8,915	8,870	13,885	17,785	28,806

Total revenues	25,879	23,725	27,267	49,604	53,202

Cost of revenues:
Advertising
Brand advertising	$3,835	$3,229	$3,128	$7,064	$5,788
Sponsored search	453	293	244	746	372

Subtotal of advertising cost of revenues	4,288	3,522	3,372	7,810	6,160

Non-advertising:
Wireless	2,781	2,205	4,132	4,986	8,313
E-commerce	783	1,231	1,346	2,014	2,632
Others	594	572	386	1,166	754

Subtotal of non-advertising cost of revenues	4,158	4,008	5,864	8,116	11,699

Total cost of revenues	8,446	7,530	9,236	15,976	17,859

Gross profit	17,433	16,195	18,031	33,628	35,343
Operating expenses:
Product development	3,594	3,142	2,091	6,736	3,971
Sales and marketing	4,269	4,734	4,261	9,003	7,382
General and administrative	2,399	2,412	1,752	4,811	3,324
Amortization of intangibles	474	456	360	930	537

Total operating expenses	10,736	10,744	8,464	21,480	15,214

Operating profit	6,697	5,451	9,567	12,148	20,129

Other expense	(102)	(248)	(196)	(350)	(404)
Interest income	555	573	578	1,128	1,208

Income before tax expense	7,150	5,776	9,949	12,926	20,933

Income tax expense	(50)	(62)	(70)	(112)	(124)

Net income	7,100	5,714	9,879	12,814	20,809

Basic net income per share	$0.20	$0.16	$0.27	$0.36	$0.57

Shares used in computing basic net income per share	36,015	36,171	36,349	36,093	36,302

Diluted net income per share	$0.18	$0.15	$0.25	$0.33	$0.52

Shares used in computing diluted net income per share	39,596	39,931	40,893	39,764	40,939

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Jun. 30, 2005	As of Dec. 31, 2004
ASSETS
Cash, cash equivalents and investments in marketable debt securities	$124,833	$141,322
Accounts receivable, net	21,496	19,901
Prepaid and other current assets	3,173	4,894
Fixed assets, net	15,234	12,175
Goodwill	50,700	44,502
Intangible assets, net	7,499	7,503
Other assets, net	7,591	4,470

	230,526	234,767

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	26,213	30,799
Deferred revenues	4,939	5,469
Zero coupon convertible senior notes	90,000	90,000

Total liabilities	121,152	126,268

Shareholders’ equity	109,374	108,499

	$230,526	$234,767